UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2009

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CORD BLOOD AMERICA, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-50746	65-1078768
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Santa Monica Blvd., Suite700 Santa Monica, CA 90401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 432-4090

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Copies to:

Donald G. Davis, Esq.

Law Offices of Davis & Associates, Inc.

PO Box 12009

Marina Del Rey, CA 90295

Phone: (310) 823-8300

Fax: (310) 301-3370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

Registrant executed a Preferred Stock Purchase Agreement on July 2, 2009,  with Optimus Capital Partners, LLC,  an unaffiliated investment fund (the “Fund”),  pursuant to which it has secured a $7.5 million capital commitment which may be drawn down in increments through  the “put” to the Fund of  newly issued Series A Preferred Stock,  subject to meeting certain conditions.

Up to 750 shares of Series A Preferred stock, par value $0.0001, may be “put” to the Fund at a purchase price of $10,000 per share over a period of time.  The Series A Preferred stock accrues dividends at the rate of 10% be annum, precludes other dividends until it is paid, and has a liquidation preference equal to $10,000 plus all accrued but unpaid dividends.  The Series A Preferred is redeemable after four years at a redemption price of equal to $10,000 plus all accrued but unpaid dividends (or earlier if certain additional premiums are paid). The Series A Preferred Stock will not be publicly traded.

In connection with the execution of the Preferred Stock Purchase Agreement, the registrant issued a conditional warrant to the Fund providing for the purchase of up to $10,125,000 in value of registrant’s common stock. The warrant becomes exercisable in part on each date the registrant gives notice to the Fund that it intends to “put” shares of its Series A Preferred stock to the Fund for cash.  Each exercisable warrant gives the right to acquire shares of registrant’s common stock having an aggregate value equal to 135% of the total Fund cash to be paid to the Company as a result of the “put” of the Series A Preferred Stock, based on the closing price of the registrant’s common stock on the day proceeding Company Notice of intent to Put Series A Preferred Shares.  Each warrant has a 5 year term from date of issuance.

Each exercisable warrant provides for cashless exercise.  The  warrant price on exercise may be paid by the Fund’s issuance of a four year promissory note, bearing interest at 2% per annum, and secured by a specified portfolio of assets owned by the Fund.

Conditions to the registrant’s ability to “put” shares of the Series A Preferred Stock and obtain the resulting capital infusion, include among others requirements:

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An active registration statement in place under the Securities Act of 1933, whereby the shares issuable upon warrant exercise (and  all previously issue  warrant shares), are registered and freely trading.

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The registrant’s common stock must remain listed for public trading and in compliance.

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No default by the Company on outstanding loan agreements or other material agreements.

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Company quarterly revenues must have not decreased by 35% in any quarter.

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Certain Lockup agreements with senior officers of the Company must be in place.

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The aggregate of all common shares owned by the Fund, shares issuable on exercise of outstanding exercisable warrants, and shares issuable on exercise of the new exercisable warrant issued in connection with the put of Series A Preferred, must not exceed 9.9% of the Company’s outstanding common stock (or 4.4% at the Fund’s option).

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If the Company’s common stock price on any day during the 9 trading days following a put notice falls below 75% of the average closing bid price for the Company’s common stock for the 9 days preceding  the put notice, the Fund may reject the put.

The Agreement also provides for a $375,000 investment banking fee, payable in cash, or at the Company’s option, in the Company’s common stock valued at 85% of the volume weighted average price of the Company’s common stock in the public market for the 5 trading days proceeding issuance, and in either case payable on the earlier of the effective date of the initial registration statement contemplated above, or on January 2, 2010.

Copies of  the principle documents for this transaction are attached hereto as Exhibits and by this reference incorporated herein, and in all cases supersede the general description set forth above.

Item 9.01

Financial Statements and Exhibits

4(i)

Preferred Stock Purchase Agreement (up to $7,500,000 in Series A Preferred Stock)

4(ii)

“Proposed” Articles of Amendment to the Articles of Incorporation, to create the rights and preferences of the aforesaid Series A Preferred Stock..

4(iii)

Form of Warrant to Purchase Common Stock (exercisable proportionally as Series A Preferred Stock is issued and sold)

4(iv)

Form of Secured Promissory Note (to be issued and delivered in payment of the exercise price for warrant shares)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORD BLOOD AMERICA, INC.

By:	/s/ MATTHEW L. SCHISSLER
Matthew L. Schissler, Chief Executive Officer

Date:  July 2, 2009